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                             WONDERWARE CORPORATION

      EXHIBIT 11 - STATEMENT REGARDING COMPUTATION OF NET INCOME PER SHARE

                                                              Three months ended June 30,     Six months ended June 30,
                                                             ----------------------------   ----------------------------
                                                                  1996           1995            1996           1995
                                                             -------------  -------------   -------------  -------------

Weighted average common shares outstanding during period      13,631,639       12,361,865      13,532,876      12,277,585

Exercise of outstanding stock options (including "cheap
  stock" options), less shares assumed repurchased                  --          1,212,196         688,246       1,178,456
                                                             -----------      -----------     -----------     -----------
                                                             -----------      -----------     -----------     -----------

Weighted average common and common equivalent shares          13,631,639       13,574,061      14,221,122      13,456,041
                                                             ===========      ===========     ===========     ===========

Net income (loss)                                            $(1,232,121)     $ 2,837,586     $   264,549     $ 5,404,857
                                                             ============     ===========     ===========     ===========

Net income (loss) per share                                  $     (0.09)     $      0.21     $      0.02     $      0.40
                                                             ============     ===========     ===========     ===========


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